Exhibit 21

SUBSIDIARIES OF REGISTRANT
As of March 7, 2017

Subsidiary	State of Incorporation
Mid-State Capital, LLC	Delaware
Hanover SPC-A, Inc.	Delaware
Green Tree Credit Solutions LLC	Delaware
Green Tree Investment Holdings III LLC	Delaware
Green Tree Investment Management LLC	Delaware
Green Tree Insurance Agency of Nevada, Inc.	Nevada
Walter Management Holding Company LLC	Delaware
Green Tree Servicing Corp.	Delaware
Ditech Financial LLC	Delaware
Green Tree Advance Receivables II LLC	Delaware
Green Tree Advance Receivables III LLC	Delaware
Green Tree Agency Advance Funding Trust I	Delaware
Green Tree Credit LLC	New York
WIMC Real Estate Investment LLC	Delaware
Walter Reverse Acquisition LLC	Delaware
Reverse Mortgage Solutions, Inc.	Delaware
REO Management Solutions, LLC	Delaware
Mortgage Asset Systems, LLC	Delaware
2013 WCO Holdings Corp.	Maryland
RMS REO BRC, LLC	Delaware
RMS REO CS, LLC	Delaware
DF Insurance Agency LLC	Delaware
RMS CS Repo Trust 2016	New York